EXHIBIT 99.1

SMC Signs a Joint Venture Agreement with Circle Energy Sweden AB to Form a New Sweden-based Entity with Initial Capital of Approximately US$530,000

BOCA RATON, FL / ACCESS Newswire / June 24, 2025 / SMC Entertainment, Inc. ("SMC" or the "Company") (OTC PINK:SMCE), a Fintech incubator company focused on acquisition and support of commercialized financial services and technology (Fintech) companies, is pleased to announce the signing of a joint venture agreement ("JV Agreement") with Sweden-based Circle Energy Sweden AB ("Circle Energy"), a publicly-listed company on First North Nasdaq Sweden. Per the JV Agreement:

•	The new joint venture entity will be called Carbon Capital Solutions AB ("Carbon Capital Solutions" or the "JV") and formed under the laws of Sweden. The JV will be based in Stockholm, Sweden

•	Ownership. SMC will own 49% of Carbon Capital Solutions and Circle Energy will own 51%

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Capital Contributions. Circle Energy will contribute 500,000,000 newly issued unrestricted shares at 0.01 SEK (Swedish Krona) from its treasury to the JV. The initial capital injection will be a total of 5,000,000 SEK which equates to approximately US$530,000. SMC will contribute its proprietary FYNN AI platform ("FYNN AI Platform") to the JV as a contribution in kind

•	Board Representation. SMC and Circle Energy will have equal representation on the JV's board of directors and each party will appoint at least one director

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Operating Agreement. SMC and Circle Energy will execute a separate operating agreement ("Operating Agreement") that will highlight each party's responsibilities. Both parties are aiming to complete the Operating Agreement in Q3 2025

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Initial Deliverables: Circle Energy is looking to utilize a block chain eco system across all verticals of carbon credit trading to provide a fully transparent platform in carbon credits. SMC will utilize its FYNN AI Platform to develop and deploy an enhanced version of the platform to the JV. The new blockchain platform will canvass, identify, and initialize through AI the sellers and buyers in the carbon credit market. SMC anticipated delivering a Beta launch of the blockchain platform in Q3 2025.

•	Intellectual Property Ownership. All intellectual property ("IP") developed in the JV will be owned by the JV

"For SMC, the JV Agreement accelerates SMC's global expansion, delivering our innovative solutions more quickly to other market opportunities," said Erik Blum, CEO of SMC. "By engaging with our FYNN AI Platform, SMC sees the partnership with Circle Energy as a validation for SMC's FYNN AI Platform. From SMC's perspective, carbon credit trading is another commodity that can be traded utilizing SMC's agnostic platform."

About Circle Energy Sweden AB

Circle Energy Sweden AB is a Swedish company that works to harness the current power and future potential of renewable energy sources and energy storage. Circle Energy's mission is to establish long-term, sustainable and cost-effective energy solutions that pave the way for a stable energy system in Europe. Circle Energy is publicly-listed First North Nasdaq Sweden. For more information, visit https://www.circleenergy.se.

About SMC Entertainment, Inc.

About SMC Entertainment, Inc. SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC's multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity. For more information on SMC, visit www.smceinc.com or www.fyntechnical.com.

Press Release Contact:

Erik Blum

Chief Executive Officer

SMC Entertainment, Inc.

Ron Hughes

Chief Operations Officer

SMC Entertainment, Inc.

ron.hughes.operations@gmail.com

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

SOURCE: SMC Entertainment, Inc.

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